Exhibit 23.5

Four Seasons Education (Cayman) Inc.

5th Floor, Building C Jin’an 610,

No. 610 Hengfeng Road,

Jing’an District, Shanghai

PRC 200070

October 13, 2017

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Four Seasons Education (Cayman) Inc. (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

[Signature page to follow]

Sincerely yours,

/s/ Zongwei Li
Name:	Zongwei Li